EXECUTION

Exhibit 10.22
March 6, 2018
TERRAFORM POWER, INC.
7550 Wisconsin Avenue
Bethesda, Maryland 20814
United States of America
Ladies and Gentlemen,
Reference is made to that certain Agreement for Bank Guarantee, dated as of March 6, 2018 (as amended, modified, supplemented and in effect from time to time, the “Bank Guarantee” or “Bank Guarantee Agreement”), entered into concurrently with the execution and delivery of this letter agreement (this “Agreement”), by TERP Spanish HoldCo, S.L. (the “Applicant”) and Banco Santander, S.A. (the “Aval Provider”), pursuant to which the Aval Provider has agreed to guarantee the obligations of the Applicant in respect of the full payment of the cash consideration under the Applicant’s takeover bid (the “Offer”) which has been launched for all of the outstanding shares of Saeta Yield, S.A. (“SAY”) vis-à-vis the Comisión Nacional del Mercado de Valores or “Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. Unipersonal”, as the entity responsible for the Spanish clearing and settlement system, and for the benefit of the SAY shareholders accepting the Offer, all in accordance with Royal Decree 1066/2007, of 27 July, on the rules applicable to public takeover bids for securities (Real Decreto 1066/2007, de 27 de julio, sobre el régimen de las ofertas públicas de adquisición de valores –“RD 1066/2007”–). Unless otherwise specified herein, all capitalized terms used and not otherwise defined herein will have the meanings ascribed to them in the Bank Guarantee Agreement.
By its signature below, Terraform Power, Inc. (the “Parent”) hereby: (i) acknowledges and confirms that (a) it is a condition precedent to the effectiveness of the Bank Guarantee Agreement that the Parent shall have executed and delivered this Agreement, (b) Parent has agreed to take (and/or cause TPO to take) any actions necessary to cause or permit the Applicant to comply with its obligations under Sections 8.2, 15.3.9 and 15.3.10.1 of the Bank Guarantee Agreement in order to finance the funding of any cash collateral account pursuant to Section 8.2 of the Bank Guarantee Agreement (“Cash Collateral Deposit”) and the repayment of any outstanding Draft and (c) each of the Credit Parties will derive economic benefit from the Bank Guarantee; and (ii) hereby agrees with the Aval Provider as follows:

1.
Parent hereby represents and warrants to and in favor of the Aval Provider, as of the date hereof, as follows (which representations and warranties shall survive the execution and delivery of this Agreement):

(a)
Parent (i) is familiar with, and has independently reviewed, books and records regarding the financial condition of other Credit Parties and (ii) has reviewed and is familiar with the Facility Documents and other documents relating thereto that are material to its obligations hereunder;

(b)
Parent directly or indirectly owns one hundred percent (100%) of the equity interests in each of TPO, NSF and the Applicant, excluding any incentive distribution rights in TPO (as in effect on the date hereof);

(c)	Parent is not executing this Agreement with any intention to hinder, delay or defraud any of its or the other Credit Parties creditors;

(d)
Parent (i) is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and (ii) is duly qualified to do business and in good standing in each jurisdiction in which such qualification is necessary to execute, deliver and perform this Agreement;

(e)
Parent has the corporate power and authority to execute, deliver and perform this Agreement and to take all corporate action as may be necessary to complete the transactions contemplated hereunder. The Parent has taken all necessary action to authorize the execution, delivery and performance of this Agreement and to complete the transactions contemplated hereby. No consent or authorization of, filing with, or other act by or in respect of any other Person or Governmental Authority is required in connection with the execution, delivery or performance by the Parent, or the validity or enforceability as to the Parent, of this Agreement, except such consents, authorizations, filings or other acts as have already been obtained or made. This Agreement has been duly executed and delivered by the Parent and constitutes a legal, valid and binding obligation of the Parent enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the right of creditors generally and by general principles of equity;

(f)
The execution, delivery and performance by the Parent of this Agreement, and the consummation of the transactions contemplated hereby (including the performance by the Parent of any of its obligations hereunder), does not violate any law, any provision of the certificate of formation, operating agreement or other organizational documents of any Credit Party or violate any contractual obligation of any Credit Party, and will not result in, or require, the creation or imposition of any lien on any of their respective properties or revenues pursuant to any such requirement of law or any such contractual obligation, except, in each case (other than the Backstop Agreements and Cobra Irrevocable Agreement) where such violations could not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect;

(g)
Parent is in compliance with all requirements of applicable law, except to the extent any non-compliance could not reasonably be expected to have a material adverse effect on the ability of the Parent to perform its obligations hereunder;

(h)
No litigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the Parent’s knowledge, threatened against or affecting the Parent or any of its properties or assets or the transactions contemplated by this Agreement and the other Facility Documents in each case which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of the Parent to perform its obligations hereunder;

(i)
Each financial statement and financial report of Parent heretofore delivered to the Aval Provider pursuant to the Facility Documents fairly represents, in all material respects, the financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and the results of operations and the changes in cash flows of Parent and its consolidated subsidiaries for each of the periods then ended, except as otherwise noted therein and subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments;

(j)
Neither Parent nor any of its subsidiaries is (i) subject to regulation under the Investment Company Act of 1940 (as amended) or (ii) a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940 (as amended);

(k)
None of Parent and its subsidiaries (the “Parent Group”), nor any of Parent’s or their respective joint ventures, directors, officers or employees nor, to Parent’s knowledge, any Persons acting on any of their behalf (a) is a Restricted Party; or (b) has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority; and

(l)
The operations of each member of the Parent Group are and have been conducted at all times in compliance with all applicable Anti-Money Laundering Laws, Anti-Terrorism Laws and Anti-Corruption Laws and no action, suit or proceeding by or before any Governmental Authority or any arbitrator involving a member of the Group with respect to Anti-Money Laundering Laws, Anti-Terrorism Laws and/or Anti-Corruption Laws is pending and no such actions, suits or proceedings are threatened or contemplated.

2.	The Parent hereby covenants and agrees for the benefit of the Aval Provider that:

(a)
Parent shall maintain and preserve (i) its existence as a corporation in good standing in the state of its formation and its qualification to do business in each other jurisdiction where such qualification is necessary to perform its obligations hereunder and (ii) all material rights, privileges and franchises necessary in the normal course of conduct of its business, except any such rights, qualifications, privileges and franchises the failure to maintain would not reasonably be expected to have a material adverse effect on the ability of the Parent to perform its obligations hereunder or thereunder;

(b)
Parent shall comply with all requirements of applicable law, except where such non-compliance would not reasonably be expected to have a material adverse effect on the ability of the Parent to perform its obligations hereunder;

(c)
Parent shall not, and will not permit or authorize any other Person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Bank Guarantee or other transaction(s) contemplated by the Facility Documents to fund any trade, business or other activities: in any manner that would reasonably be expected to result in any member of the Parent Group or Aval Provider being in breach of Anti-Money Laundering Laws, Anti-Terrorism Laws and/or Anti-Corruption Laws (if and to the extent applicable to them);

(d)
Parent shall not at any time cease to own and control, (A) directly or indirectly, 100% of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of TPO and NSF, excluding any incentive distribution rights in TPO (as in effect on the date hereof), and (B) directly, or indirectly through TPO and NSF, 100% of the voting power of the membership interests and economic interests of the Applicant, excluding any incentive distribution rights in TPO (as in effect on the date hereof);

(e)
Parent shall cause to be maintained the minimum amounts available to be drawn at all times under the Backstop Agreements as follows: (1) no less than US$400,000,000 under the Revolver and (2) no less than US$500,000,000 under the Sponsor Line. Parent shall provide evidence reasonably acceptable to the Aval Provider promptly upon written request that, that such minimum availability exists under the Backstop Agreements;

(f)
Parent shall not cause or permit the creation of, nor assume or suffer to exist, any lien on equity capital of NSF or the Applicant which secures a charge or obligation on any of such equity capital, real or personal, whether now owned or hereafter acquired, except as otherwise permitted pursuant to the Facility Documents;

(g)
Parent shall not cause, make, suffer, permit or consent to any creation, sale, assignment or transfer of any ownership interest or other interest in NSF, TPO or the Applicant, except as expressly contemplated by the Facility Documents or otherwise permitted by the Aval Provider;

(h)
Parent shall not cause, make, suffer, permit or consent to any modification of, or amendment, waiver or termination of, any of the Backstop Agreements or Irrevocable Agreements or any of the agreements or documents relating to the Santander Facility that is in any manner adverse to the Aval Provider; and

(i)	In the event that the Aval Provider shall demand that Applicant fund any Cash Collateral Deposit pursuant to Section 8.2 of the Bank Guarantee Agreement, Parent shall:

(i)
promptly (and in any event not more than (x) three (3) Business Days with respect to any drawing described in sub-clause (a) immediately below or (y) forty-five (45) days following the applicable demand with respect to any issuance described in sub-clause (b) immediately below) cause Parent to take (and/or cause its applicable subsidiaries, including TPO, as the case may be, to take) the following actions to the extent required to ensure that the Applicant has available cash in U.S. Dollars in an amount at least equal to any demanded cash collateral and (without duplication) outstanding amount drawn under the Bank Guaranty (together with any other Obligations then payable) and any corresponding collateralization, reimbursement or other obligations due under the Natixis Facility:

(a)
first, cause TPO to submit a request for and draw the maximum amount available to be drawn under the Revolver and/or submit a request for and draw the maximum amount available to be drawn under the Sponsor Line; and

(b)	second, issue and sell new shares of Class A common stock in Parent for net proceeds in an amount not to exceed US$400 million; and

(ii)
promptly (and in any event not more than forty-five (45) days following the disbursement of the proceeds from any such draw or issuance), cause Parent to make or cause to be made (and/or cause its applicable subsidiaries (including TPO), as the case may be, to make or cause to be made) equity contributions to Applicant (utilizing in whole or in part, in its sole discretion, an amount up to the net proceeds resulting from such drawings and/or issuance) to the extent required to ensure that the Applicant has immediately available cash in U.S. Dollars in an amount at least equal to any demanded cash collateral and (without duplication) outstanding amount drawn under the Bank Guaranty (together with any other Obligations then payable) and any corresponding and any corresponding collateralization, reimbursement or other obligations due under the Natixis Facility; provided that, notwithstanding the foregoing, in any event Applicant shall cause Parent to contribute or cause to be contributed (and/or cause its applicable subsidiaries (including TPO) (as the case may be) to contribute or cause to be contributed) the amounts required to be requested pursuant to Section 2.(i)(i)(a) above in an amount equal to the lesser of (x) US$900,000,000 and (y) the amount of any demanded cash collateral and (without duplication) outstanding amount drawn under the Bank Guaranty (together with any other Obligations then payable) to Applicant not more than eight (8) Business Days following the disbursement of the proceeds from any such draw or issuance.

3.
All rights of the Aval Provider and all obligations of the Parent hereunder shall be absolute and unconditional irrespective of: (i) any lack of validity, legality or enforceability of this Agreement, the other Facility Documents or the Backstop Agreements; (ii) the failure of Aval Provider (A) to assert any claim or demand or to enforce any right or remedy against the Applicant, the Parent or any other Person (including any guarantor) under the provisions of the Facility Documents, the Backstop Agreements or otherwise, or (B) to exercise any right or remedy against any other Credit Party; (iii) any change in the time, manner or place of payment of, or in any other term of, all or any portion of the obligations, or any other extension or renewal of any obligation of the Applicant, the Parent, the other Credit Parties, or otherwise; (iv) any reduction, limitation, impairment or termination of any of the obligations of the Applicant, Parent or the other Credit Parties for any reason other than the written agreement of the Aval Provider, and shall not be subject to, and the Parent hereby waives any right to or claim of, any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, non-genuineness, irregularity, compromise or unenforceability of, or any other event or occurrence affecting, any obligation of the Applicant, the Parent, the other Credit Parties or otherwise; (v) any amendment to, waiver or other modification of, or any consent to departure from, any of the terms of this Agreement or the other Facility Documents; or (vi) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, Applicant, the Parent, the other Credit Parties (other than the defense of payment of the applicable amounts).

4.
The Aval Provider acknowledges and agrees that Parent’s obligations under this Agreement are as expressly set forth herein and that such obligations are not intended to, and do not, constitute a guarantee by Parent of Applicant’s Obligations under the Bank Guarantee Agreement.

5.
The Aval Provider may demand specific performance of this Agreement. The Parent hereby irrevocably waives, to the extent it may do so under applicable law, any defense based on the adequacy of a remedy at law that may be asserted as a bar to the remedy of specific performance in any action brought against the Parent for specific performance of this Agreement by the Aval Provider or any successor or assign thereof.

6.
This Agreement shall be governed and construed in accordance with the laws of the State of New York. For the purposes of any proceeding, action or suit involving this Agreement, each party hereto hereby expressly submits to the jurisdiction of any court of record of New York State or the United States located in the City of New York, Borough of Manhattan, and agrees that any order, process or other paper may be served upon either party within or without such court’s jurisdiction by mailing a copy thereof to the affected party at its address (that with respect to the Aval Provider, shall be the Aval Provider’s address shown on the first page of the Bank Guarantee Agreement, and with respect to Parent, shall be Parent’s address shown on the first page of this Agreement). Parent agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such address and agrees that service as provided above is sufficient to confer personal jurisdiction over Parent in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect. Each party waives any claim that such proceeding, action or suit has been brought in an inconvenient forum. EACH PARTY WAIVES TRIAL BY JURY.

7.	Neither this Agreement nor any provision hereunder may be amended, modified, supplemented or waived except in a writing signed by the Parent and the Aval Provider.

8.
This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above first written.

Very truly yours,

BANCO SANTANDER, S.A.

By	/s/ Daniel Machuca Reyes
	Name:	Daniel Machuca reyes
	Title:	Executive Director

By	/s/ Fernando Fernandez de la Alegria
	Name:	Fernando Fernandez de la Alegria
	Title:	Executive Director

CONFIRMED AND AGREED TO:

TerraForm Power, Inc.

By	/s/ Andrea Rocheleau
	Name:	Andrea Rocheleau
	Title:	General Counsel and Secretary

[Signature Page to Letter Agreement]